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                           ARTICLES OF INCORPORATION

                                       OF

                                  CYMER, INC.

        1.  Name of Corporation. The name of the corporation is Cymer, Inc.

        2. Resident Agent. The address of the corporation's registered office in the State of Nevada is 402 N. Division Street, Carson City, Nevada 89703. The name of its registered agent at such address is Roy L. Farrow.

        3. Shares. The Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of Common Stock authorized to be issued is Twenty-Five Million (25,000,000), $.01 par value per share. The total number of shares of Preferred Stock authorized to be issued is Nine Million Eight Hundred Thirty-Four Thousand Eight Hundred Eighty (9,834,880), $.01 par value per share.

        4. Governing Board. The members of this corporation's governing board shall be styled as directors. The number of directors from time to time shall be determined as set forth in the bylaws. The first Board of Directors shall consist of five (5) members and the names and addresses are as follows:


Name                            Address
- -------------                   ------------------------------------

Richard P. Abraham              Weeden Capital Partners, L.P.
                                12833 La Vida Real
                                Los Altos Hills, CA 94022


Robert P. Akins                 Cymer Laser Technologies
                                16275 Technology Drive
                                San Diego, CA 92127


Kenneth M. Deemer               Interven Partners
                                2401 Pine Avenue
                                Manhattan Beach, CA 90266


Peter J. Simone                 Simplex Time Recorder Co.
                                Group Vice President
                                Simplex Plaza
                                Gardner, MA 01441


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F. Duwaine Townsen              Ventana Growth Fund
                                Rio Vista Towers
                                Suite 500
                                8880 Rio San Diego Drive
                                San Diego, CA 92108


     5.   Personal Liability.

                (a) To the fullest extent permitted by the Nevada General Corporation Law as the same exists or as may hereafter be amended, a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty; provided, however, that this provision shall not eliminate or limit the liability of a director or officer for acts or omissions involving intentional misconduct, fraud or a knowing violation of law, or for the payment of distributions in violation of Nevada Revised Statutes Section 78.300.

                (b) The corporation shall indemnify to the fullest extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation or any predecessor of the corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the corporation or any predecessor to the corporation. To the fullest extent permitted by law, the corporation shall pay all expenses of directors and officers as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay the amount if it is ultimately determined by a court that such director or officer is not entitled to be indemnified.

                (c) Neither any amendment nor repeal of this Article 5, nor the adoption of any provision of this corporation's articles of incorporation inconsistent with this Article 5, shall eliminate or reduce the effect of this
Article 5 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 5, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     6. INCORPORATOR. The name and address of the sole incorporator of this corporation is as follows:

         Name                          Address
         --------------------          ----------------------------------------
         Henry P. Massey, Jr.          Wilson, Sonsini, Goodrich & Rosati, P.C.
                                       650 Page Mill Road
                                       Palo Alto, CA 94304-1050

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        THE UNDERSIGNED, being the sole incorporator for the purpose of forming a corporation under the General Corporation Law of Nevada, does make and file this certificate, hereby declaring and certifying that the facts herein stated are true.



                                             /s/ Henry P. Massey, Jr.
                                             __________________________________
                                             Henry P. Massey, Jr., Incorporator




STATE OF CALIFORNIA             )
                                )
County of Santa Clara           )


        On this 11th day of July, before me, Victoria Plock, a Notary Public, State of California, duly commissioned and sworn, personally appeared Henry P. Massey, Jr., personally known to me to be the person whose name is subscribed to this instrument, and acknowledged that he executed it.

        IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal in the Santa Clara County of California on the date set forth above on this certificate.



                                             /s/ Victoria Plock
                                             ___________________________________
                                             Notary Public, State of California

                                             My commission expires _____________


See Attached All-Purpose Acknowledgment.